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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated November 1, 1994, except for Note 13, as to which the date is February 8, 1995, in the Registration Statement and related Prospectus of Uno Restaurant Corporation for the registration of 2,300,000 shares of common stock, and to the incorporation by reference therein of our report dated November 1, 1994, except for Note 13, as to which the date is November 15, 1994, with respect to the consolidated financial statements of Uno Restaurant Corporation included in its Annual Report (Form 10-K) for the year ended October 2, 1994, filed with the Securities and Exchange Commission.



                                             ERNST & YOUNG LLP

Boston, Massachusetts
May 5, 1995